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[Letterhead]

    Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Bryan M. DeCordova Executive Vice President— Chief Financial Officer (972) 409-1581 Christopher J. Holland Vice President—Finance (982) 409-1667

MICHAELS CALLS FOR REDEMPTION OF SENIOR NOTES

IRVING, Texas—July 9, 2001—Michaels Stores, Inc. (Nasdaq: MIKE) today announced that it has called for the redemption of the Company's 10 7/8% Senior Notes Due 2006 (the "Securities"). The aggregate principal amount of the Securities outstanding is $125.0 million.

    Pursuant to the terms of the Indenture governing the Securities, the Company has elected to redeem them on August 6, 2001 (the "Redemption Date"). The redemption price of $1,054.38 per $1,000 of principal amount of the Securities, plus accrued interest to the Redemption Date, will become due and payable upon each such Security to be redeemed, and interest thereon will cease to accrue, on and after the Redemption Date.

    A Notice of Redemption is being mailed to all registered holders of the Securities. Copies of the Notice of Redemption may be obtained from The Bank of New York by calling Mr. Remo Reale at (212) 815-3703.

    Michaels Stores, Inc. (http://www.michaels.com) is the world's largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 654 Michaels stores in 48 states, Canada, and Puerto Rico, and 127 Aaron Brothers stores, located primarily on the West Coast and one wholesale store located in Dallas, Texas.

    Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors' locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company's Securities and Exchange Commission filings

    This press release is available to First Call subscribers and on the Michaels Stores, Inc. web site (http://www.michaels.com).

 8000 BENT BRANCH DRIVE   •   IRVING, TEXAS 75063
972/409  •  1300

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MICHAELS CALLS FOR REDEMPTION OF SENIOR NOTES